Exhibit 99.1

EARNINGS RELEASE

    Contact:

      Cornell Stamoran

      (732) 537-6408

      cornell.stamoran@catalent.com

CATALENT PHARMA SOLUTIONS REPORTS

FISCAL 2013 FIRST QUARTER RESULTS

Somerset, N.J. – November 8, 2012 – Catalent Pharma Solutions, Inc., one of the leading providers of advanced technologies and outsourced services to the global pharmaceutical, biotechnology and consumer health industries, announced its financial results for the first quarter ended September 30, 2012. Catalent recognized net revenue of $412.0 million, an increase of $30.4 million, and a $19.5 million net loss from continuing operations, an increase in the net loss of $12.7 million, for the quarter compared to the first quarter of the prior fiscal year.

Adjusted EBITDA for the first quarter was $82.3 million, an increase of $0.8 million, or 1%, compared to the first quarter of the prior fiscal year. For the trailing-twelve-month period ended September 30, 2012, Adjusted EBITDA was $389.2 million, an increase of $0.8 million compared to the trailing-twelve-month period ended June 30, 2012. See below for reconciliations of Adjusted EBITDA, which is defined below under “Non-GAAP Financial Matters.”

Catalent’s President and Chief Executive Officer, John Chiminski, said, “First quarter results continue our trend of steadily improving financial performance primarily due to the Aptuit CTS acquisition completed during the third quarter of the prior year, despite challenges within certain areas of our overall business as well as a strengthening U.S. dollar that adversely impacted our reported results. Integration activities related to both the Aptuit CTS and R.P. Scherer GmbH acquisitions are progressing according to expectations both operationally and financially. In addition, during the quarter we issued $350 million of new 7.875% senior notes due 2018 which partially refinanced higher coupon debt due 2015. This transaction strengthens our overall capital structure and was well-received by the capital markets.”

Results of Operations – First Fiscal Quarter Ended September 30, 2012

Net revenue increased $30.4 million, or 8%, compared to the same period a year ago. The stronger U.S. dollar adversely impacted revenue by approximately 5%, or $19.1 million. Excluding the impact of foreign exchange, net revenue increased by $49.5 million, or 13%, as compared to the first quarter of the prior year. The increase was primarily due to the inclusion of the Aptuit CTS business, acquired in February 2012, which generated approximately $49.7 million of net revenue for the first quarter ended September 30, 2012. In addition, demand for clinical services within Europe and the U.S. favorably impacted revenue. The increase in net revenue over the prior year was offset largely by reductions in demand within the Oral Technologies and Medication Delivery Solutions segments with demand declines in softgel and modified release offerings and pre-filled syringe, respectively.

Gross margin was essentially level with that of the prior year period. The stronger U.S. dollar adversely impacted gross margin by approximately 5%, or $ 5.3 million. Excluding the impact of foreign exchange, gross margin increased by $5.1 million, or 4%. This increase in gross margin was due to research and development profit participation income and the CTS acquisition within Development and Clinical Services. This increase was offset by unfavorable product mix and volume declines in both the Oral Technologies and Medication Delivery Solutions segments.

Selling, general and administrative expense increased by 9%, or $6.7 million, compared to the comparable period of fiscal 2012. The strengthening U.S. dollar decreased selling, general and administrative expense by approximately 2%, or $1.8 million. Excluding the impact of foreign exchange, selling, general and administrative expense increased 11%, or $8.5 million, as compared to the same period a year ago and was primarily due to increased depreciation and amortization and integration costs associated with the Aptuit CTS acquisition.

EBITDA from continuing operations for the first quarter of $69.7 million increased $1.8 million from the same quarter in the prior fiscal year, primarily driven by the inclusion of the Aptuit CTS acquisition and partially offset by the strengthening U.S. dollar. Within our operating segments and excluding the impact of foreign exchange translation, Oral Technologies Segment EBITDA decreased $5.0 million, or 7%, due primarily to lower demand, as noted above, and unfavorable product mix. Development and Clinical Services Segment EBITDA increased $12.8 million compared to the same period of the prior fiscal year, due primarily to increased demand for clinical and analytical science services, as well as due to the Aptuit CTS acquisition which contributed the majority of the EBITDA increase. Medication Delivery Solutions Segment EBITDA decreased $2.4 million, or 55%, due to decreased demand within our European injectables facilities, partially offset by favorable product mix and manufacturing efficiency improvements within our blow-fill-seal technology platform.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations and Adjusted EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/ (benefit) for income taxes and depreciation and amortization and is adjusted for the income or loss attributable to noncontrolling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under US U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

We believe that the presentation of EBITDA from continuing operations enhances an investor’s understanding of our financial performance. We believe this measure is a useful financial metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business and use this measure for business planning purposes. In addition, given the significant investments that we have made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of our cost structure. We believe that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. We present EBITDA from continuing operations in order to provide supplemental information that we consider relevant for the readers of the financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Our definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

In addition, the Company evaluates the performance of its segments based on segment earnings before minority interest, other (income) expense, impairments, restructuring costs, interest expense, income tax (benefit)/expense, and depreciation and amortization (“Segment EBITDA”).

Under the indentures governing the notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indentures). Adjusted EBITDA is based on the definitions in the Company’s indentures, is not defined under U.S. GAAP, and is subject to important limitations. We have included the calculations of Adjusted EBITDA for the periods presented. Adjusted EBITDA is the covenant compliance measure used in certain covenants under the indentures governing the notes, particularly those governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and to Adjusted EBITDA.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. In this release, we calculate constant currency by calculating current-year results using prior-year foreign currency exchange rates. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange translation. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe our objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent Pharma Solutions’ expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: general industry conditions and competition; product or other liability risk inherent in the design, development, manufacture and marketing of our offerings; inability to enhance our existing or introduce new technology or services in a timely manner; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; our substantial debt and debt service requirements that restrict our operating and financial flexibility and impose significant interest and financial costs; and our ability to successfully integrate acquired businesses and realize anticipated benefits of such acquisitions. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent Pharma Solutions does not undertake to update any forward-looking statements as a result of new information or future events or developments unless required by law.

Conference Call/ Webcast

The Company has scheduled a webcast on Thursday, November 8, 2012, beginning at 10:00 a.m. (ET) to review the results. To access the call and slide presentation, go to the Investor Center at www.catalent.com. A replay and transcript also will be available from the Investor Center at www.catalent.com following the call.

About Catalent

Headquartered in Somerset, New Jersey, Catalent is one of the leading providers of advanced technologies, development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies in nearly 100 countries. The company applies its local market expertise and technical creativity to advance treatments, change markets and enhance patient outcomes. Catalent employs approximately 8,700 people at 27 facilities worldwide and generated more than $1.7 billion in fiscal 2012 revenue. For more information, visit www.catalent.com.

Catalent Pharma Solutions

Consolidated Statements of Earnings

(unaudited, $ in millions)

	Quarter Ended	Quarter Ended

	September 30,	September 30,	Increase / (Decrease)
	2012	2011	$	%
Net revenue	$412.0	$381.6	$30.4	8%
Cost of products sold	294.5	263.9	30.6	12%

Gross margin	117.5	117.7	(0.2)	*
Selling, general and administrative expenses	81.8	75.1	6.7	9%
Impairment charges and (gain)/loss on sale of assets	(0.2)	(0.4)	0.2	-50%
Restructuring and other	3.5	0.8	2.7	*
Property and casualty losses	—	(0.5)	0.5	*

Operating earnings/(loss)	32.4	42.7	(10.3)	-24%
Interest expense, net	53.9	42.1	11.8	28%
Other (income)/expense, net	—	3.9	(3.9)	*

Earnings/(loss) from continuing operations before income taxes and noncontrolling interest	(21.5)	(3.3)	(18.2)	*
Income tax expense/(benefit)	(2.0)	3.5	(5.5)	*

Earnings/(loss) from continuing operations	(19.5)	(6.8)	(12.7)	*
Earnings/(loss) from discontinued operations, net of tax	(0.2)	1.6	(1.8)	*

Net earnings/(loss)	(19.7)	(5.2)	(14.5)	*
Less: Net earnings/(loss) attributable to noncontrolling interest	—	(0.5)	0.5	*

Net earnings/(loss) attributable to Catalent	$(19.7)	$(4.7)	$(15.0)	*

* - percentage not meaningful.

Catalent Pharma Solutions

Selected Segment Financial Data

(unaudited, $ in millions)

	Quarter Ended	Quarter Ended

	September 30,	September 30,	Increase / (Decrease)
	2012	2011	$	%
Oral Technologies
Net revenue	$259.8	$285.9	$(26.1)	-9%
Segment EBITDA	59.1	68.6	(9.5)	-14%
Medication Delivery Solutions
Net revenue	44.9	55.6	(10.7)	-19%
Segment EBITDA	2.0	4.3	(2.3)	-53%
Development & Clinical Services
Net revenue	108.7	44.8	63.9	*
Segment EBITDA	20.9	8.5	12.4	*
Inter-segment revenue elimination	(1.4)	(4.7)	3.3	-70%
Unallocated Costs	(12.3)	(13.5)	1.2	-9%
Combined Total
Net revenue	412.0	381.6	30.4	8%
EBITDA from continuing operations	$69.7	$67.9	$1.8	3%

* - percentage not meaningful.

Catalent Pharma Solutions

Reconciliation of Earnings/(Loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA

(unaudited, $in millions)

	Quarter Ended				Twelve Months	Quarter ended	Twelve Months
	September 30,	December 31,	March 31,	June 30,	Ended	September 30,	Ended
	2011	2011	2012	2012	June 30, 2012	2012	September 30, 2012
Earnings/(loss) from continuing operations	$(6.8)	$12.5	$(2.7)	$(0.9)	$2.1	$(19.5)	$(10.6)
Interest expense, net	42.1	41.1	47.9	52.1	183.2	53.9	195.0
Income tax (benefit)/provision	3.5	7.3	8.2	(2.5)	16.5	(2.0)	11.0
Depreciation and amortization	28.6	29.5	34.7	36.9	129.7	37.3	138.4
Noncontrolling interest	0.5	(0.8)	(0.9)	—	(1.2)	—	(1.7)

EBITDA from continuing operations	67.9	89.6	87.2	85.6	330.3	69.7	332.1
Equity compensation	0.9	0.8	0.9	1.1	3.7	1.0	3.8
Impairment charges and (gain)/loss on sale of assets	(0.4)	(0.4)	(0.6)	3.3	1.9	(0.2)	2.1
US GAAP Restructuring	0.8	10.3	1.5	6.9	19.5	3.5	22.2
Acquisition, integration and other special items	4.6	4.1	14.3	10.1	33.1	4.8	33.3
Property and casualty losses	(0.5)	(14.1)	4.1	1.7	(8.8)	—	(8.3)
Foreign Exchange loss(gain) (included in other, net) (1)	5.3	(6.6)	(1.7)	(1.6)	(4.6)	0.2	(9.7)
Other adjustments	—	—	—	1.4	1.4	—	1.4
Sponsor monitoring fee	2.9	2.8	2.9	3.3	11.9	3.3	12.3

Subtotal	81.5	86.5	108.6	111.8	388.4	82.3	389.2
Estimated cost savings	—	—	—	—	—	—	—

Adjusted EBITDA	$81.5	$86.5	$108.6	$111.8	$388.4	$82.3	$389.2

(1)	Reflects $8.8 million of unrealized foreign currency translation gains recorded on inter-company loans denominated in a currency different from the functional currency of either the borrower or the lender and realized foreign currency exchange rate gains from the non-cash and cash settlement of inter-company loans of $0.9 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the Company’s trade operations.

Catalent Pharma Solutions

Consolidated Balance Sheets

(unaudited, $ in millions)

	As of September 30, 2012	As of June 30, 2012

ASSETS
Current assets:
Cash and equivalents	$420.7	$139.0
Trade receivables, net	313.9	338.3
Inventories, net	144.0	118.7
Prepaid expenses and other	108.8	108.7
Assets held for sale	—	—

Total current assets	987.4	704.7
Property and equipment, net	823.3	809.7
Other non-current assets, including intangible assets	1,655.8	1,624.6

Total assets	$3,466.5	$3,139.0

LIABILITIES and SHAREHOLDER’S DEFICIT
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$346.2	$43.2
Accounts payable	137.0	134.2
Other accrued liabilities	250.9	261.9
Liabilities held for sale	—	—

Total current liabilities	734.1	439.3
Long-term obligations, less current portion	2,658.1	2,640.3
Other non-current liabilities	409.3	410.1
Commitments and contingencies
Noncontrolling interest	—	—
Total Catalent shareholder’s (deficit)/equity	(335.0)	(350.7)

Total liabilities and shareholder’s deficit	$3,466.5	$3,139.0

Catalent Pharma Solutions

Condensed Statements of Cash Flows

(unaudited, $ in millions)

	Quarter Ended September 30, 2012	Quarter Ended September 30, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by /(used in) operating activities from continuing operations	$12.1	$19.8
Net cash provided by/(used in) operating activities from discontinued operations	—	2.0

Net cash provided by/(used in) operating activities	12.1	21.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment and other productive assets	(24.6)	(22.8)
Proceeds from sale of property and equipment	—	0.7

Net cash provided by/(used in) investing activities from continuing operations	(24.6)	(22.1)
Net cash provided by/(used in) investing activities from discontinued operations	—	(2.0)

Net cash provided by/(used in) investing activities	(24.6)	(24.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in short-term borrowings	(1.5)	(2.9)
Proceeds from Borrowing, net	342.6	—
Repayments of long-term obligations	(51.3)	(6.3)
Distribution to noncontrolling interest holder	—	—
Equity contribution/(redemption)	0.2	0.7

Net cash (used in)/ provided by financing activities from continuing operations	290.0	(8.5)
Net cash (used in)/provided by financing activities from discontinued operations	—	—

Net cash (used in)/provided by financing activities	290.0	(8.5)

Effect of foreign currency on cash	4.2	(7.0)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	281.7	(17.8)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	139.0	205.1

CASH AND EQUIVALENTS AT END OF PERIOD	$420.7	$187.3